EXHIBIT 24.4

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned director of NewPage Corporation, a Delaware corporation (the “Corporation”), hereby constitutes and appoints Matthew L. Jesch, Douglas K. Cooper and Mark A. Suwyn, and each of them, with full power to act without the others, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, including any and all amendments and supplements thereto, and to file such Annual Report on Form 10-K, with all exhibits and schedules thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned director has caused this Power of Attorney to be executed this 17th day of March, 2006.

/s/ Lenard B. Tessler
Name: Lenard B. Tessler